Investment Strategy Updates

Effective December 22, 2014, each Fund (except PCM Fund, Inc.) amended an existing non fundamental investment policy, such that each Fund may now invest up to 40 percent of its total assets in securities and instruments that are economically tied to emerging market countries (this limitation does not apply to investment gradesovereign debt denominated in the relevant countrys local currency with less than 1 year remaining to maturity). Prior to the amendment, PIMCO Income Opportunity Fund, PIMCO Dynamic Credit Income Fund and PIMCO Dynamic Income Fund could invest up to 40 percent of their total assets in securities of issuers economically tied to emerging market countries, PIMCO Global StocksPLUS and Income Fund could invest upto 30 percent of its total assets in debt securities of issuers economically tied to emerging market countries, PIMCO Strategic Income Fund, Inc. could invest up to 20 percent of its total assets in emerging market debt instruments, and these limitations did not include an exception for investment grade sovereign debt denominated in the relevant countrys local currency with less than 1 year remaining to maturity.

In addition, effective December 22, 2014, each Fund
(except PCM Fund, Inc.) adopted a non fundamental investment policy permitting the Fund to invest without limitation in investment grade sovereign debt denominated in the relevant countrys local currency with less than 1 year remaining to maturity, subject to applicable law and any other restrictions described in the Funds prospectus, Statement of Information or shareholder reports in effect from time to time.

Effective December 22, 2014, PIMCO Strategic Income Fund, Inc. also rescinded its non fundamental policy to invest not more than 10 percent of its total assets in Brady Bonds and its non fundamental policy to invest not more than 3 percent of its total assets in securities of issuers and instruments that are economically tied to South Africa.

The following risks are associated with the policies described above:

Investments in emerging market countries pose a greater degree of risk (i.e., the risk of a cascading collapse of multiple institutions within a country, and even multiple national economies). Governments of emerging market countries may engage in confiscatory taxation or expropriation of income and or assets to raise revenues or to pursue a domestic political agenda. There is also a greater risk that an emerging market government may take action that impedes or prevents the Fund from taking income and or capital gains earned in the local currency and converting into U.S. dollars (i.e., repatriating local currency investments or profits). Other heightened risks associated with emerging market investments include without limitation: (i) risks due to less social, political and economic stability; (ii) the smaller size of the market for such securities and a lower volume of trading, resulting in a lack of liquidity and in price volatility; (iii) certain national policies which may restrict the Funds investment opportunities; (iv) the lack of uniform accounting and auditing standards and or standards that may be significantly different from the standards required in the United States; (v) less publicly available financial and other information regarding issuers; (vi) potential difficulties in enforcing contractual obligations; and (vii) higher rates of inflation, higher interest rates and other economic concerns.

Investments in debt obligations of foreign (non U.S.) governments or their sub divisions, agencies and government sponsored enterprises (together Foreign Government Securities) can involve risk. The foreign governmental entity that controls the repayment of debt may not be able or willing to repay the principal and or interest when due in accordance with the terms of such debt. In the event of a default by a governmental entity, there may be few or no effective legal remedies for collecting on such debt. These risks are heightened with respect to the Funds investments in Foreign Government Securities of emerging market countries.

Brady Bonds involve various risk factors including residual risk and the history of defaults with respect to commercial bank loans by public and private entities of countries issuing Brady Bonds. There can be no assurance that Brady Bonds in which a Fund may invest will not be subject to restructuring arrangements or to requests for new credit, which may cause the Fund to suffer a loss of interest or principal on any of its holdings.